Exhibit 99.1

NEWS RELEASE

Contact:	Scott M. Zuehlke
Director of Investor Relations
Geokinetics
(713) 850-7600

Geokinetics Names Gary L. Pittman as Chief Financial Officer

HOUSTON, TEXAS — October 13, 2010 — Geokinetics, Inc. (NYSE Amex: GOK) today announced that Gary L. Pittman has been named Executive Vice President and Chief Financial Officer, effective October 13, 2010.

Richard F. Miles, President and Chief Executive Officer, commented, “We are extremely pleased to welcome Gary to our senior management team.  Gary is a seasoned CFO and financial professional who has gained a wealth of knowledge throughout his career.  We believe his extensive cash management experience will help us better manage our liquidity.  Furthermore, we intend to utilize his broad financial and operational management expertise to improve our efficiency and productivity across our organization.  We are confident Gary’s strengths will complement our growth plan and we look forward to his contribution and leadership.”

Mr. Pittman comes to Geokinetics with more than 25 years of senior financial management experience.  He previously served as the Chief Financial Officer at five public companies, primarily in the energy industry — Edge Petroleum, Pioneer Companies, Coho Energy, Convest Energy and Edisto Resources. Mr. Pittman has joined both public and private companies at different stages of transition and he has a strong track record of working closely with management to create shareholder value.  He has substantial cash management, strategic planning, global finance and corporate development experience.  Mr. Pittman holds a BA degree and an MBA degree from The University of Oklahoma.

For clarification purposes, Gary L. Pittman is not related to Gary M. Pittman, a current member of the Company’s Board of Directors.

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to our international and North American clients. For more information on Geokinetics, visit www.geokinetics.com.

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